Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 8, 2021 relating to the financial statements and financial statement schedules of CBL & Associates Properties Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

December 1, 2021